Exhibit 99.1

FOR IMMEDIATE RELEASE

CardiAMP Pivotal Heart Failure Trial Initiated at Two US Centers

SAN CARLOS, CA – December 29, 2016 - BioCardia®, Inc. [OTC:BCDA], a leader in the development of comprehensive solutions for cardiovascular regenerative therapies, today announced the initiation of the CardiAMP Heart Failure pivotal trial, a randomized, controlled, multi-center study of up to 260 patients evaluating CardiAMP cell therapy at up to 40 clinical sites in the United States.

The trial has been initiated at two world-class centers: Johns Hopkins University, under the leadership of Dr. Peter Johnston and Dr. Gary Gerstenblith, and the University of Florida at Gainesville, under the leadership of Dr. David Anderson and Dr. Carl Pepine.

“We are honored to be working with the leading clinical research teams at each of these important centers to advance a therapeutic strategy that has great promise to help patients suffering from heart failure developed after a heart attack,” said Eric Duckers, MD, BioCardia Chief Medical Officer.

The CardiAMP Therapy for heart failure integrates a biomarker panel, a cell processing system for autologous bone marrow-derived cells, and a unique transendocardial delivery system. This therapy will be reviewed under the PMA regulations by the FDA’s Center for Biologics Evaluation and Research (CBER) division. More information is available at www.clinicaltrials.gov, trial identifier: NCT02438306.

About BioCardia®:
BioCardia, Inc., headquartered in San Carlos, CA, is developing regenerative biologic therapies to treat cardiovascular disease. CardiAMP® and CardiALLO® cell therapies are the company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system and the Morph® steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and clinical support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction.

Forward Looking Statements:
This press release contains forward-looking statements as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, references to the anticipated number of patients and clinical sites, as well as the regulatory pathway for the clinical trial. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans and overall market conditions. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

MEDIA CONTACTS:
For BioCardia
Investors and Media:
David McClung, Vice President Finance & CFO
Email: investors@BioCardia.com
Phone: 650-226-0120